FORM OF FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of ___________, between the _________________ (the “Acquiring Fund”), and the ___________, a series of Listed Funds Trust (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.Terms of Investment

(a)    In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows:

(i)    In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii)     Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than [___]% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)    Timing/advance notice of transactions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired ETF (greater than [___]% of the Acquired ETF’s total outstanding shares) over multiple days or to provide advance notification9 of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired ETF each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iv)    Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund

(b)    In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Fund.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.Representations of the Acquiring Fund.

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund: If to the Acquired Fund:

[Name] [Name]

c/o [Company] c/o [Company]

[Address] [Address]

[City, State, Zip] [City, State, Zip]

Fax: Fax:

Email: Email:

With a copy to: With a copy to:

[Name] [Name]

Attn: Legal Dept. Attn: Legal Dept.

[Address] [Address]

[City, State, Zip] [City, State, Zip]

Fax: Fax:

Email: Email:

5.Term and Termination;

(a)    This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).1

(b)    This Agreement shall continue until terminated in writing by either party upon [60] days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)    This Agreement may not be assigned by either party without the prior written consent of the other.

(d)    This Agreement may be amended only by a writing that is signed by each affected party.

(e)    In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of Listed Funds Trust.

1 This language is intended to clarify that if ownership levels fall below the Section 12(d)(1)(A) thresholds such that the parties no longer need to rely on the Rule, the terms of the Agreement would not apply, but that future investments between the parties that require reliance on the Rule would be subject to the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Acquired Fund
Name of Authorized Signer	Print	Signature
Title:

Acquiring Fund
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Title: